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                                                                    Exhibit 99.1

Dear Analysts and Investors,

In accordance with Regulation FD, Delta Air Lines, Inc. ("Delta") has updated some of our estimates for the three months ending December 31, 2000. For your convenience, we have listed separately the estimates for Delta both excluding and including the projected data for our wholly owned subsidiaries ASA Holdings, Inc. and Comair Holdings, Inc.

As previously reported, on November 16, 2000, Delta completed the sale of an aggregate of $1.5 billion principal amount of pass through certificates, Series 2000-1, in a public offering. Delta used the net proceeds from this offering to repay the outstanding indebtedness Delta incurred in fiscal 1999 in connection with the acquisition of ASA Holdings, Inc. pursuant to a $500 million credit agreement entered into between Delta and a group of banks, and will use the remaining net proceeds for general corporate purposes. As a result of this new offering, Delta's interest expense will increase by approximately $75 million annually. For additional information concerning the Series 2000-1 pass through certificates, see Note 9 of Delta's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

Delta management is reasonably comfortable that its fully diluted earnings per share for the December 2000 quarter will be within the current range of analyst estimates of $0.85 to $1.15 per share. The estimates do not reflect the fair value adjustments related to SFAS 133 derivatives for the December 2000 quarter.

Statements in this letter which are not purely historical facts, including statements regarding Delta's beliefs, expectations, intentions, or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Factors and events that could cause these differences include, but are not limited to:

         - general economic conditions, both in the United States and in our markets outside the United States;

         - competitive factors, such as the airline pricing environment, international alliances, codesharing programs and capacity decisions by competitors;

         -        outcomes of negotiations on collective bargaining agreements;

         -        changes in aircraft fuel prices;

         -        fluctuations in foreign currency exchange rates;

         -        actions by the United States and foreign governments;

         - the willingness of customers to travel generally and with us specifically, which could be affected by factors such as our on-time performance, our baggage handling performance, how well we respond to customer complaints and our and the industry's safety record; and

         -        the outcome of our litigation.
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Forward-looking statements made by us are based on our knowledge of our business and the environment in which we operate. Due to the factors listed above, as well as other factors beyond our control, actual results may differ materially from those anticipated in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We assume no obligation to update these forward-looking statements even though our situation will change in the future.


Sincerely,


Joe Kolshak
Director - Investor Relations




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DELTA (EXCLUDING ASA HOLDINGS, INC., COMAIR HOLDINGS, INC. AND ONE-TIME ITEMS)


                                                                 Three Months Ending December 31,                  Year-over-Year
                                                                 2000 estimate            1999                    Percentage Change
                                                               --------------------------------------------------------------------
Operating Cost Per Available Seat Mile                                9.39(cent)          8.80(cent)                     6.7%
Operating Cost Per Available Seat Mile - Excluding Fuel               8.07(cent)          7.80(cent)                     3.4%
Fuel Price Per Gallon (excluding fuel taxes)                         71.90(cent)         53.61(cent)                    34.1%
Fuel Gallons Consumed (000's)                                      681,000             674,790                           0.9%
Available Seat Miles (000's)
      System                                                    36,913,000          36,212,294                           1.9%
      North America                                             28,569,000          28,526,211                           0.1%
      International                                              8,344,000           7,686,083                           8.6%
         Atlantic                                                5,851,000           5,584,436                           4.8%
         Latin                                                   1,481,000           1,055,320                          40.3%
         Pacific                                                 1,012,000           1,046,327                          (3.3)%

CONSOLIDATED (INCLUDING ASA HOLDINGS, INC. AND COMAIR HOLDINGS, INC. AND EXCLUDING ONE-TIME ITEMS)

                                                                Three Months Ending December 31,                     Year-over-Year
                                                                  2000 estimate            1999*                   Percentage Change
                                                                --------------------------------------------------------------------
Operating Cost Per Available Seat Mile                                  9.80(cent)          8.99(cent)                     9.0%
Operating Cost Per Available Seat Mile - Excluding Fuel                 8.38(cent)          7.97(cent)                     5.1%
Fuel Price Per Gallon (excluding fuel taxes)                           76.94(cent)         54.51(cent)                    41.1%
Fuel Gallons Consumed (000's)                                        716,000             703,576                           1.8%
Available Seat Miles (000's)
      System                                                      39,054,000          37,319,715                           4.6%
      North America                                               30,658,000          29,633,632                           3.5%
      International                                                8,396,000           7,686,083                           9.2%
         Atlantic                                                  5,851,000           5,584,436                           4.8%
         Latin                                                     1,533,000           1,055,320                          45.3%
         Pacific                                                   1,012,000           1,046,327                          (3.3)%

* Results include Comair Holdings, Inc. as of November 22, 1999.